Exhibit 99.3

Exhibit 99.3

Name Address City, State, Zip Computershare Trust Company, N.A. PO Box 505000 Louisville, KY 40233-5000 Telephone 888 485 2389 www.computershare.com Holder Account Number Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this example. ABC 123 X This form is to be used for recurring debits only. Do not use for one time purchases.

Direct Stock Purchase Plan - Direct Debit Authorization - Monthly Funds will be withdrawn on the 25th of the month or next business day. $ ,. Dollar Amount: This plan allows for a minimum amount of $25 with a maximum of $10,000 per month. Financial Institution Information A. Please select one. Individual Joint Other B.

Please select one. Checking Account Savings Account Financial institution account number Note: DO NOT USE A CREDIT CARD. If you do not know your account number or the routing number, please see the reverse side of this form or check with your financial institution. Account numbers must be in numeric format. Name(s) in which the above account is held Note: If you are not currently enrolled in this company’s Plan, by signing this form, you agree to the following: (1) to enroll in the Plan for full dividend reinvestment so that all of your dividends will be used to purchase additional shares (if available); (2) to be bound by the terms and conditions of the prospectus or brochure that governs the Plan; (3) that you have read and fully understand the terms and conditions of the prospectus or brochure; and (4) that you further agree that your participation in the Plan will continue until you notify Computershare in writing or by other available means that you desire to terminate participation in the Plan. Upon providing such notification, you acknowledge that withdrawal from the Plan will be subject to the terms and conditions of the prospectus or brochure that governs the Plan. I/We hereby authorize Computershare to make monthly automatic transfers of funds from the above account in the amount shown. This deduction will be used to purchase shares to be deposited into my/our account. All owners of the financial institution account must sign below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. Date (mm/dd/yyyy) Daytime Telephone Number Please return completed form to: 00H3PC-WEB E5UEMD

BXT Computershare PO Box 505000 Louisville, KY 40233-5000

How to complete this form 1. Amount of automatic deduction: Indicate the amount authorized to transfer from your account to purchase additional shares. 2. Indicate the type of account held with the financial institution. 3. Indicate checking or savings. 4. Print the complete financial institution account number. 5. Print the financial institution routing number from your check or savings deposit slip. If you are using a savings account, contact your financial institution for the routing number. 6. Print the name(s) in which the financial institution account is held. 7. All authorized owners of the financial institution account must sign this form.

Name(s) in which account is held SAMPLE CHECK John A. Doe Mary B. Doe 123 Your Street Anywhere , U.S.A. 12345

PAY TO THE ORDER OF Financial institution and branch information Bank of Anywhere 123 Main Street Anywhere, USA 12345

FOR 63-858 670 20 $ 123456789 12345678901234567 1234 SAMPLE (NON-NEGOTIABLE) Bank Routing Number

This number typically begins with a 0, 1, 2 or 3. Bank Account Number Check Number 6UEMD_00H3QA_WEB (Rev. 7/15)